                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                            TELEDYNE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125  per Exchange  Act Rules  0-11(c)(1)(ii), 14a-6(i)(1),  14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/X/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or the underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
     Fee paid previously with preliminary materials.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        $500
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        Soliciting material pursuant to Rule 14a-11(c).
        ------------------------------------------------------------------------
     3) Filing Party:
        Teledyne, Inc.
        ------------------------------------------------------------------------
     4) Date Filed:
        March 1, 1996
        ------------------------------------------------------------------------

WILLIAM P. RUTLEDGE                       [LOGO]  TELEDYNE, INC.
Chairman and Chief Executive Officer      2049 CENTURY PARK EAST
                                          LOS ANGELES, CALIFORNIA 90067-3101

March   , 1996

Dear Shareholder:

    You are cordially invited to attend the annual meeting of shareholders of Teledyne, Inc., to be held at 11:00 a.m. on Wednesday, April 24, 1996, at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067-4696.

    At the meeting, we will vote on the proposals described in the accompanying Notice and Proxy Statement. We will also report to you on the operations of the Company. You will have the opportunity to ask questions about the Company that may be of general interest to shareholders.

    Your vote is important regardless of how many shares you own. Please take a few minutes to review the proxy statement and to sign and date your GREEN proxy card and return it in the envelope provided.

    I look forward to seeing you at the meeting.
                                          Sincerely,

                                                       [SIGNATURE]

                                          William P. Rutledge
                                          Chairman of the Board and
                                            Chief Executive
                                                Officer

                                     [LOGO]
                             2049 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067-3101

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 1996

    The Annual Meeting of Shareholders of Teledyne, Inc. will be held on Wednesday, April 24, 1996, at 11:00 a.m. at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067-4696.

    The meeting is called for the following purposes:

        1.  To elect a Board of Directors.

        2. To consider and act upon a proposal to approve the adoption of the Teledyne, Inc. 1996 Senior Executive Performance Plan.

        3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on February 28, 1996, as the record date for determining those shareholders who will be entitled to vote at the meeting. A list of such shareholders will be open to examination by any shareholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the Teledyne, Inc. corporate offices, 2049 Century Park East, Los Angeles, California 90067-3101.

                                          By Order of the Board of Directors
                                          Judith R. Nelson
                                          SECRETARY

March   , 1996

    REGARDLESS OF WHETHER YOU NOW EXPECT TO BE PRESENT PERSONALLY AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ENCLOSED GREEN PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE.

                                     [LOGO]

 CORPORATE OFFICES: 2049 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA 90067-3101
                                PROXY STATEMENT
THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF THE ENCLOSED PROXY BY AND ON BEHALF OF THE ISSUER, TELEDYNE, INC. ("COMPANY"), FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY AND AT ANY ADJOURNMENTS THEREOF. THE MEETING WILL BE HELD ON WEDNESDAY, APRIL 24, 1996, AT 11:00 A.M. AT THE CENTURY PLAZA HOTEL, 2025 AVENUE OF THE STARS, LOS ANGELES, CALIFORNIA 90067-4696. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE BEING
MAILED TO SHAREHOLDERS ON OR ABOUT MARCH   , 1996.

    Proxies which are properly executed and received by the Company before the meeting will be voted at the meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by any shareholder present at the meeting who expresses a desire to vote in person. Each shareholder of record is entitled to one vote per share of Common Stock owned on all matters submitted to a vote of shareholders other than for the election of directors. With respect to the election of directors, a shareholder may cumulate his or her votes. That is, a shareholder may cast a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares of Common Stock the shareholder owns of record. All of these votes may be cast for any combination of one or more directors. Where no vote is specified or where a vote FOR all nominees is marked, the cumulative votes represented by a proxy will be cast, unless contrary instructions are given, at the discretion of the proxies named therein in order to elect as many nominees as believed possible under the then prevailing circumstances. If a shareholder desires to cumulate his or her votes, the accompanying proxy card should be marked to indicate clearly that the shareholder desires to exercise the right to cumulate votes and should specify how the votes are to be allocated among the nominees for directors. For example, a shareholder may write next to the name of the nominee or nominees for whom the shareholder desires to cast votes the number of votes to be cast for such nominee or nominees. Alternatively, without exercising his or her right to vote cumulatively, a shareholder may instruct the proxies not to vote for one or more nominees by writing the name(s) of such nominee or nominees on the space provided on the proxy card. Unless indicated to the contrary in the space provided on the proxy card, if a shareholder withholds authority to vote for one or more nominees, all cumulative votes of such shareholder will be distributed among the remaining nominees at the discretion of the proxies. Where no vote is specified, the proxy will be voted FOR Proposal 2 described herein and in the discretion of such proxies with respect to any other proposal that properly comes before the meeting.

    Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum. Abstentions will have the effect of a vote against proposals brought before the meeting, but will not have an effect on the election of the directors. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a broker non-vote), those shares will be considered as present for quorum purposes on all matters. Broker non-votes will have no effect on any matter to be brought before the meeting, including the election of directors.

    PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED GREEN PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BANK OR BROKER CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE GREEN PROXY CARD AS SOON AS POSSIBLE.

    THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY WHX CORPORATION. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY CARD IN THE ENCLOSED ENVELOPE.

    IF YOU HAVE ANY QUESTIONS OR NEED FURTHER ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL TELEDYNE, INC.'S PROXY SOLICITOR, MORROW & CO., INC. TOLL FREE AT
(800) [       ] OR COLLECT AT (212) [       ].

                        COST AND METHOD OF SOLICITATION

    In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and management-level employees (who will receive no compensation therefor in addition to their regular salaries and fees) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company will reimburse banks and brokers who hold shares of the Company's stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares.

    The Company has retained Morrow & Co., Inc. ("Morrow") to assist in the solicitation of proxies. Pursuant to the Company's agreement with Morrow, it will provide various proxy advisory and solicitation services for the Company at a cost of approximately $210,000, plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that Morrow will use
up to approximately    persons in such solicitation.

    Although no precise estimate can be made at this time, the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company will be approximately $2,000,000, of which approximately $ has been incurred to date. This amount includes the fees payable to Morrow but excludes (i) the salaries and fees of officers, directors, and employees of the Company, and (ii) the normal expenses of an uncontested election. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur in the proxy contest discussed below.

                 WHX'S UNSOLICITED PROPOSALS AND PROXY CONTESTS

    In November 1994, WHX Corporation ("WHX"), the parent company of Wheeling-Pittsburgh Capital Corporation ("WPCC"), made an unsolicited proposal to acquire the Company in a merger at a price stated to be $22 per share, to be paid partly in cash and partly in WHX securities. The Board of Directors unanimously rejected this proposal. Subsequently, in February 1995, WPCC notified the Company that it intended to nominate eight individuals for election to the Company's Board of Directors, all of whom were directors and/or officers of WHX. Ultimately, in its 1995 proxy solicitation, WHX nominated two individuals for election to the Company's Board of Directors, one of whom (Ronald LaBow, the Chairman of WHX) was elected. In February 1996, WHX made an unsolicited proposal to acquire the Company in a merger at a price of $32 per share, $10 of which would be payable in WHX common stock and $22 in cash (the "1996 Unsolicited Proposal"). Also in February 1996, WPCC notified the Company that it intended to nominate nine individuals for election to the Company's Board of Directors at the 1996 annual meeting of shareholders, all of whom are directors of WHX or its subsidiaries. According to its notice, WPCC beneficially owns 175,000 shares of Company Common Stock. After the Board of Directors (other than Mr. LaBow, who did not participate in the discussion or the vote) carefully evaluated all of the factors and circumstances that it considered relevant, the Board of Directors unanimously rejected the 1996 Unsolicited Proposal.

                        PARTICIPANTS IN THE SOLICITATION

    Under applicable regulations of the Securities and Exchange Commission, each of the directors and nominees of the Company is deemed to be a "participant" in the Company's solicitation of proxies. Appendix A to this Proxy Statement provides certain additional information with respect to such individuals. Because WHX is engaged in an election contest with the Company and its Chairman, Mr. LaBow, is not a nominee of the Company for re-election, Mr. LaBow is not deemed a "participant" in the Company's proxy solicitation. Consequently, no information is provided in Appendix A with respect to Mr. LaBow.

                          VOTING AND OTHER SECURITIES

    February 28, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. On that date, there were 55,896,923 shares of Common Stock issued and outstanding and entitled to vote. The Company has no other securities outstanding with voting rights at the meeting.

   SECURITIES OWNED BY DIRECTORS, NOMINEES, EXECUTIVE OFFICERS AND PRINCIPAL
                                  SHAREHOLDERS

    The following table sets forth information as of February 29, 1996 with respect to the direct or indirect beneficial ownership of the Company's equity securities by all directors and nominees, by each of the executive officers named in the Summary Compensation Table beginning on page and by all directors and executive officers as a group. Unless otherwise indicated, the beneficial owner, to the Company's knowledge, has both sole voting and sole dispositive powers with respect to the securities listed opposite his or her name in the table set forth below.

                                                  AMOUNT AND                          AMOUNT AND
                                                  NATURE OF                           NATURE OF
              NAME OF                TITLE OF     BENEFICIAL     PERCENT   TITLE OF   BENEFICIAL   PERCENT
         BENEFICIAL OWNER            CLASS (1)    OWNERSHIP      OF CLASS  CLASS (2)  OWNERSHIP    OF CLASS
-----------------------------------  ---------  --------------   --------  ---------  ----------   --------
Frank V. Cahouet                        Common       7,154(3)       *       Series E        4         *
Diane C. Creel                          " "          3,668(4)       *      Preferred        3         *
Hudson B. Drake                         " "        174,805(5)       *         " "         109         *
Douglas J. Grant                        " "        134,500(6)       *         " "          80         *
Ronald LaBow                            " "              0          *         " "           0         *
William G. Ouchi                        " "            500          *         " "           0         *
Donald B. Rice                          " "        281,000(7)       *         " "       2,390         *
Gary L. Riley                           " "        149,300(8)       *         " "          72         *
George A. Roberts                       " "        428,415(9)       *         " "      17,132         *
William P. Rutledge                     " "        419,000(10)      *         " "         360         *
Fayez Sarofim                           " "      1,316,250(11)       2.4      " "      53,646          2.4
Henry E. Singleton                      " "      7,272,260          13.0      " "     290,888         13.2
All directors and executive
 officers as a group (12 persons)       " "     10,324,497(12)      18.1      " "     364,908         16.5

------------------------

 * Less than one percent (1%)

(1) On January 4, 1995, the Company's Board of Directors declared a dividend distribution of one share purchase right ("Right") for each outstanding share of Common Stock to shareholders of record on January 27, 1995, and with respect to shares of Common Stock issued thereafter until certain events occur. Consequently, each share of Common Stock shown in this table and the tables set forth below includes an attendant Right.

(2) On March 8, May 24, September 15, and November 21, 1995, each holder of one hundred shares of Common Stock as of the applicable record date received one share of Series E Cumulative Preferred Stock, $15.00 stated value ("Series E Preferred"), with cash being paid in lieu of fractional shares distributed on Common Stock accounts not evenly divisible by 100. Because these shares were issued pursuant to dividends and no shares were purchased or sold since such distributions, shares of Series E Preferred shown in this table are owned in the same manner and subject to the same disclaimers as the Company's Common Stock. Shares of Series E Preferred do not have any voting rights at the meeting. As of February 29, 1996 there were 2,209,122 shares of Series E Preferred issued and outstanding.

(3) Includes 7,054 shares which Mr. Cahouet has the right to acquire through the exercise of stock options within 60 days of February 29, 1996.

(4) Includes 3,568 shares which Ms. Creel has the right to acquire through the exercise of stock options within 60 days of February 29, 1996.

(5) Includes 171,800 shares which Mr. Drake has the right to acquire through the exercise of stock options within 60 days of February 29, 1996. Mr. Drake shares with his spouse voting and investment power with respect to 3,005 shares, which shares are held in the Drake Family Trust.

(6) Includes 132,500 shares which Mr. Grant has the right to acquire through the exercise of stock options within 60 days of February 29, 1996.

(7) Includes 180,000 shares which Dr. Rice has the right to acquire through the exercise of stock options within 60 days of February 29, 1996.

(8) Includes 147,500 shares which Mr. Riley has the right to acquire through the exercise of stock options within 60 days of February 29, 1996. Mr. Riley shares with his spouse voting and investment power with respect to 1,800 shares, which shares are held in the Gary and Georgine Riley Trust.

(9) Includes 8,593 shares owned by Dr. Roberts' spouse and with respect to which Dr. Roberts disclaims beneficial ownership.

(10) Includes 410,000 shares which Mr. Rutledge has the right to acquire through the exercise of stock options within 60 days of February 29, 1996.

(11) Mr. Sarofim may be deemed to be the beneficial owner of 1,316,250 shares of Common Stock and 53,646 shares of Series E Preferred. Of such shares, Mr. Sarofim has sole voting and dispositive power as to 927,335 shares of Common Stock and 38,090 shares of Series E Preferred and shared voting and dispositive power as to 388,915 shares of Common Stock and 15,556 shares of Series E Preferred. All of the securities which are not subject to sole voting and dispositive powers are owned by Sarofim International Management Company (a wholly-owned subsidiary of Fayez Sarofim & Co.) or by the Pension and Profit Sharing Trusts of Fayez Sarofim & Co. (of which Mr. Sarofim is the trustee).

(12) Includes all executive officers named in the table and Judith R. Nelson. Includes an aggregate of 1,184,922 shares of Common Stock which certain of the directors and executive officers have the right to acquire through the exercise of stock options within 60 days of February 29, 1996, 8,593 shares of Common Stock as to which beneficial ownership is disclaimed and 393,720 shares of Common Stock with respect to which voting and investment powers may be shared.

    The following are the only persons known by the Company to have been beneficial owners of more than five percent (5%) of the Company's outstanding Common Stock as December 31, 1995.

                                                AMOUNT AND
             NAME AND PRINCIPAL                  NATURE OF
              BUSINESS ADDRESS                  BENEFICIAL
            OF BENEFICIAL OWNER                  OWNERSHIP       PERCENT
--------------------------------------------  ---------------  -----------
Henry E. Singleton                               7,272,260          13.0%
335 North Maple Drive
Beverly Hills, CA 90210
George Kozmetsky                                 2,903,230(1)        5.2
2815 San Gabriel Street
Austin, TX 78705

------------------------

(1) As reported in his Schedule 13G filed with the Securities and Exchange Commission on February 25, 1995, Dr. Kozmetsky may be deemed to be the beneficial owner of 2,903,230 shares as of December 31, 1994. Of such shares, Dr. Kozmetsky has sole voting and dispositive power as to 2,029,721 shares. All of the securities which may be deemed to be subject to shared voting and dispositive powers are owned by the RGK Foundation, Inc., a non-profit corporation exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Dr. Kozmetsky disclaims beneficial ownership of the shares held by the RGK Foundation, Inc., of which Dr. Kozmetsky is one of seven trustees, and disclaims beneficial ownership of 79,000 shares owned by Dr. Kozmetsky's wife.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Eight directors are to be elected at the meeting to serve for a term of one year or until the election and qualification of their successors. It is the intention of the persons named in the proxy to vote the proxies in favor of electing the persons named below as directors. If any of the persons named refuses or is unable to serve as a director (which is not anticipated), the persons named as proxies reserve full discretion to vote for any or all other persons as may be nominated. The eight nominees receiving the greatest number of votes will be elected directors.

    The Board of Directors is pleased to introduce the nomination of William G. Ouchi to serve as a director of the Company. Dr. Ouchi is a professor of management in the Anderson Graduate School of Management at the University of California at Los Angeles. In addition to being the author of three books and of scholarly articles on organization and management, Dr. Ouchi serves on the board of directors of Williams College, KCET public television, FirstFed Financial Corp., the California Community Foundation and the Commission on Presidential Debates. Dr. Ouchi is a member of the Consumer Advisory Committee of the Securities and Exchange Commission and the Real Estate Advisory Committee of the Trust Company of the West.

    The following table identifies the Company's nominees for election to the Board of Directors and sets forth certain information concerning them.

                                            POSITIONS AND OFFICES                        DIRECTOR
NAME                                        WITH THE COMPANY (1)                          SINCE    AGE
--------------------  -----------------------------------------------------------------  --------  ---
Frank V. Cahouet      Director(2)(3)                                                        1994   63
Diane C. Creel        Director(3)                                                           1995   47
William G. Ouchi      Nominee                                                              --      52
Donald B. Rice        President, Chief Operating Officer and Director(4)                    1993   56
George A. Roberts     Director(3)(4)                                                        1966   77
William P. Rutledge   Chief Executive Officer and Chairman of the Board of Directors(4)     1990   54
Fayez Sarofim         Director(2)(3)                                                        1986   67
Henry E. Singleton    Director(3)(4)                                                        1960   79

------------------------

(1) Dr. Kozmetsky, who retired from the Board of Directors in April 1995, was a member of the Audit and Compensation and Stock Option Committees during the First Quarter of 1995.

(2) Member of the Audit Committee. Mr. Cahouet chairs the Audit Committee.

(3) Member of the Compensation and Stock Option Committee. Ms. Creel chairs the Compensation and Stock Option Committee.

(4) Member of the Executive Committee.

BUSINESS EXPERIENCE OF NOMINEES

    Frank V. Cahouet has been Chairman and Chief Executive Officer of Mellon Bank Corporation, a bank holding corporation, and Mellon Bank, N.A., a banking corporation, One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, since 1987, and was also named President of both of those companies in 1990. He is a director of Avery Dennison Corporation.

    Diane C. Creel is Chief Executive Officer of Earth Tech, 100 West Broadway, Suite 500, Long Beach, California 90802. She also serves as a director of Glendale Federal Bank, Compensation Resources Group, Inc. and the Boards of the Corporations and Trusts which comprise the Fixed Income Funds of the American Funds Group. Ms. Creel served as the Chief Operating Officer of Earth Tech from December 1987 until January 1993 and became its President in September 1988 and Chief Executive Officer in January 1993.

    Donald B. Rice has been President and Chief Operating Officer of the Company since March 1993 and a director since April 1993. He was Secretary of the Air Force, U.S. Department of Defense, from 1989 to January 1993. From 1972 to 1989, Dr. Rice served as President, Chief Executive Officer and a Trustee of The RAND Corporation. He is a director of Wells Fargo & Company, Wells Fargo Bank N.A., and Vulcan Materials Company. Dr. Rice's principal business address is in care of the Company, 2049 Century Park East, Los Angeles, California 90067.

    William G. Ouchi has, since 1979, been a professor of management at the Anderson Graduate School of Management at UCLA, University of California at Los Angeles, Box 951481, Los Angeles California 90095. He is a director of FirstFed Financial Corp.

    George A. Roberts is a private investor. He was Chairman of the Board of Directors of the Company from January 1991 through March 1993. Dr. Roberts was President of the Company from 1966 to 1990 and Chief Executive Officer from April 1986 to January 1991. He is a director of Argonaut Group, Inc. and Unitrin, Inc. Dr. Roberts' principal business address is in care of the Company, 2049 Century Park East, Los Angeles, California 90067.

    William P. Rutledge has been employed by the Company since 1986. He has served as a director since 1990, as Chief Executive Officer since January 1991 and as Chairman of the Board of Directors since March 1993. From 1990 to March 1993, Mr. Rutledge was President of the Company. From 1986 to 1987, Mr. Rutledge was a Group Executive, from 1987 to 1988, a Vice President and from 1988 to 1989, a Senior Vice President of the Company. During 1989 and part of 1990, he served as the Executive Vice President of the Company. Mr. Rutledge is a director of FirstFed Financial Corp. Mr. Rutledge's principal business address is in care of the Company, 2049 Century Park East, Los Angeles, California 90067.

    Fayez Sarofim is the Chairman of the Board and President of Fayez Sarofim & Co., a registered investment adviser, Two Houston Center, Suite 2907, Houston, Texas 77010. Mr. Sarofim has held these positions for more than five years. He is a director of Argonaut Group, Inc., Imperial Holly Corp., Mesa, Inc. and Unitrin, Inc.

    Henry E. Singleton, the Company's co-founder, is a rancher and investor. He was Chairman of the Board of Directors of the Company from 1960 to January 1991. From 1960 to 1986, he served as Chief Executive Officer of the Company. Dr.
Singleton is a director of Argonaut Group, Inc. and Unitrin, Inc. Dr. Singleton's principal business address is 335 North Maple Drive, Beverly Hills, California 90210.

    The other companies listed above for which the nominees serve as directors each have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, are subject to the requirements of
Section 15(d) of the Securities Exchange Act of 1934, as amended, or are registered as investment companies under the Investment Company Act of 1940, as amended.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES LISTED
                              ABOVE AS DIRECTORS.

    Mr. Ronald LaBow, age 61, has served as a director of the Company since 1995. Mr. LaBow has not been nominated by the Board of Directors for election at the 1996 Annual Meeting of Shareholders. Mr. LaBow has been Chairman of the Board of Directors of WHX Corporation since July 1994, Chairman of the Board of Directors of Wheeling-Pittsburgh Corporation since 1991, and President of Stonehill Investment Corp. since February 1990. Mr. LaBow also is a director of Regency Equities Corp. Since he has been a director of the Company, Mr. LaBow has served on the Audit Committee.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The standing committees of the Board of Directors are the Executive Committee, the Audit Committee and the Compensation and Stock Option Committee. Except for certain powers which, under Delaware law, may be exercised only by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company. The Compensation and Stock Option Committee is discussed below under the caption "Compensation and Stock Option Committee Report on Executive Compensation." The Audit Committee reviews the scope of the Company's audits and the related fees, the accounting principles applied by the Company in financial reporting, the scope of internal auditing procedures and the adequacy of internal controls.

    In 1994, the full Board of Directors assumed the function and activities of the Nominating Committee, which was then dissolved. Subject to the terms and conditions set forth in the Company's By-laws, the Board of Directors will consider nominations received from shareholders. Under the Company's By-laws, shareholders may not present proposals for action, or nominate directors, at the

Annual Meeting of Shareholders unless written notice thereof was delivered to the Secretary of the Company not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting, which notice must contain information specified in the Company By-laws. Further information can be obtained by writing to the Secretary of the Company, 2049 Century Park East, Los Angeles, California 90067-3101.

    During 1995, the Board of Directors held four regular meetings and eight special meetings. The Executive Committee held three meetings, the Audit Committee held four meetings and the Compensation and Stock Option Committee held three meetings. Each then incumbent director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors, and
(ii) the total number of meetings held by the committees on which he or she served.

    Non-employee directors of the Company earn an annual retainer of $28,000, a fee of $1,500 per Board meeting attended, $1,000 per committee meeting attended, and a $5,000 additional retainer for serving as chair of the Audit or Compensation and Stock Option Committee. Pursuant to the terms of the 1995 Non-Employee Director Stock Option Plan, non-employee directors who first become directors after January 1, 1994 may elect to receive stock options in lieu of retainer and/or meeting fees. In addition, such directors receive annual stock options awards of 1,000 shares.

                               EXECUTIVE OFFICERS

    The following table lists the Company's executive officers as of the date of this Proxy Statement and certain information concerning them.

                                                                                         YEAR FIRST BECAME
NAME                                          POSITIONS WITH COMPANY                     EXECUTIVE OFFICER   AGE
-------------------------  ------------------------------------------------------------  -----------------   ---
Hudson B. Drake            Senior Vice President                                               1987          61
Douglas J. Grant           Treasurer                                                           1990          45
Judith R. Nelson           Secretary and General Counsel                                       1987          55
Donald B. Rice             President and Chief Operating Officer                               1993          56
Gary L. Riley              Vice President                                                      1990          58
William P. Rutledge        Chairman of the Board of Directors and Chief Executive
                            Officer                                                            1987          54

    Hudson B. Drake joined the Company in 1972. He became a Group Executive in 1985, was elected Vice President in 1987 and Senior Vice President in 1988.

    Douglas J. Grant joined the Company in 1977. He was appointed Assistant Controller in 1985, Controller in 1987 and elected Treasurer in 1990.

    Judith R. Nelson joined the Company as Counsel in 1968. She was elected Secretary in 1987 and General Counsel in 1990.

    Donald B. Rice joined the Company as President and Chief Operating Officer in 1993 and was elected a director in 1993. He was Secretary of the Air Force, U.S. Department of Defense, from 1989 to January 1993. From 1972 to 1989, Dr. Rice served as President, Chief Executive Officer and a Trustee of The RAND Corporation.

    Gary L. Riley joined the Company in 1986 as a Group Executive and was elected a Vice President in 1990.

    William P. Rutledge has been employed by the Company since 1986. He has served as a director since 1990, as Chief Executive Officer since 1991 and as Chairman of the Board of Directors since March 1993. From 1990 to March 1993, Mr. Rutledge was President of the Company. From 1986 to

1987, Mr. Rutledge was a Group Executive, from 1987 to 1988, a Vice President and from 1988 to 1989, a Senior Vice President of the Company. During 1989 and part of 1990, he served as the Executive Vice President of the Company.

    The executive officers of the Company hold office at the pleasure of the Board of Directors.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the annual and long-term compensation of Mr. Rutledge and the other four most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) for fiscal years 1995, 1994, and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                  ---------------
                                                                                      NO. OF
                                               ANNUAL COMPENSATION                  SECURITIES
                                  ---------------------------------------------     UNDERLYING
            NAME AND                                             OTHER ANNUAL      OPTIONS/SAR'S       ALL OTHER
       PRINCIPAL POSITION         YEAR  SALARY (1)  BONUS (2)  COMPENSATION (3)   (IN SHARES) (4)   COMPENSATION (5)
--------------------------------  ----  ----------  ---------  ----------------   ---------------   ----------------
William P. Rutledge               1995  $  710,000  $ 715,385  $       --             --            $      300
 Chairman of the Board of         1994     630,000    424,778     329,268(6)         300,000             1,452
 Directors and Chief Executive    1993     600,000    150,000          --            150,000             1,452
 Officer
Hudson B. Drake                   1995     400,000    277,287          --                 --               765
 Senior Vice President            1994     400,000    219,400          --            100,000               876
                                  1993     400,000    100,000     203,150(7)          30,000               876
Douglas J. Grant                  1995     252,455    181,529          --             20,000             1,079
 Treasurer                        1994     222,500    106,950          --            100,000               300
                                  1993     193,750     80,000      --                 30,000               300
Donald B. Rice                    1995     587,500    604,550          --                 --             2,848
 President and Chief Operating    1994     520,290    361,305          --            250,000                --
 Officer                          1993     407,693    350,000     542,444(8)         200,000                --
Gary L. Riley                     1995     325,709    171,447          --                 --             1,120
 Vice President                   1994     310,000     47,740          --            100,000               225
                                  1993     271,667     95,000     192,206(9)          30,000                75

------------------------

(1) Includes amounts deferred under the Company's 401(k) Plan and under the Teledyne, Inc. Executive Deferred Compensation Plan.

(2) Bonuses relating to service in a fiscal year generally have been paid during the immediately following fiscal year. Therefore, amounts shown for fiscal years 1995, 1994, and 1993 were actually paid in 1996, 1995, and 1994, respectively. Includes amounts deferred under the Teledyne, Inc. Executive Deferred Compensation Plan. Does not include contingent bonuses awarded but not paid ("banked") with respect to 1995 service that the Compensation and Stock Option Committee has required the executive officers to carry over and put at risk against 1996 and 1997 performance. See the discussion of Mr. Rutledge's 1995 compensation in the COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION at page for a discussion of "banking" with respect to contingent bonuses.

(3) In accordance with Securities and Exchange Commission regulations, this table does not include perquisites and other personal benefits received by a named executive officer during a fiscal year unless the aggregate value of such perquisites and other benefits exceed the lesser of $50,000 or 10% of the total Salary and Bonus reported for the named executive officer.

(4) In 1994 options were granted under the Teledyne, Inc. 1994 Long-Term Incentive Plan. Options were granted in 1995 and 1993 under the Teledyne, Inc. 1990 Stock Option Plan. No stock appreciation rights have been granted under either plan.

(5) Amounts included under All Other Compensation were contributed or accrued for the applicable executive officer by the Company under the Company's 401(k) Plan and/or paid on behalf of the applicable executive officer for additional group term life insurance premiums not generally paid on behalf of all salaried employees under the Company's life insurance plans.

(6) In connection with the refinancing of his mortgage obligations, in 1994 the Company made a special payment to Mr. Rutledge of $300,000, the after-tax proceeds of which were used to reduce substantially the Company-guaranteed loan balance.

(7) In 1993, Mr. Drake received a special payment of $200,000, the after-tax proceeds of which were used to reduce the Company-guaranteed loan balance for a residence in Los Angeles.

(8) The Company required Dr. Rice to relocate his residence from the Washington, D.C. area to Los Angeles, California. In connection with this relocation, the Company compensated Dr. Rice $511,009 for the loss on the sale of his residence and paid $16,611 for the costs of this relocation.

(9) The Company required Mr. Riley to relocate his residence from the Pittsburgh, Pennsylvania area to Los Angeles, California. The Company paid $87,681 for the costs of Mr. Riley's relocation and made to Mr. Riley a one-time special payment of $100,000 to compensate him for moving at the Company's request.

OPTION GRANTS, EXERCISES AND YEAR-END VALUES

    Shown below is further information with respect to stock options granted during fiscal year 1995 under the Company's 1990 Stock Option Plan to individuals listed in the Summary Compensation Tables at page , above. No options or stock appreciation rights were granted in 1995 under the Company's 1994 Long-Term Incentive Plan to such named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
                                                                                RATES OF STOCK PRICE APPRECIATION FOR 11-YEAR
                                                                                               OPTION TERM (2)
                                                                                ---------------------------------------------
                              INDIVIDUAL GRANTS                                    0% ($)          5% ($)          10% ($)
------------------------------------------------------------------------------  -------------   -------------   -------------
                                             % OF TOTAL                            ASSUMED         ASSUMED         ASSUMED
                                 NUMBER OF    OPTIONS                              COMMON          COMMON          COMMON
                                SECURITIES   GRANTED TO                             STOCK           STOCK           STOCK
                                UNDERLYING   EMPLOYEES    EXERCISE                PRICE ON        PRICE ON        PRICE ON
                                  OPTIONS    IN FISCAL    OR BASE   EXPIRATION  JUNE 29, 2006   JUNE 29, 2006   JUNE 29, 2006
NAME                            GRANTED (1)     YEAR       PRICE       DATE        $24.75          $42.33          $70.61
------------------------------  -----------  ----------   --------  ----------  -------------   -------------   -------------
Douglas J. Grant..............      20,000        3.7     $  24.75    06/29/06           0        $351,618        $917,293
Total Shareholder Benefit
 (3)..........................                                                           0         Approx.         Approx.
                                                                                                 $1 billion     $2.5 billion
Benefit to Named Officer as a
 Percent of Total.............                                                           0          .036%           .036%

------------------------

(1) Options are exercisable at a rate of 25% per year, commencing on the first anniversary of their grant. Options are nonqualified under the Internal Revenue Code of 1986, as amended, and were granted at an exercise price equal to the fair market value on the date of grant. Vesting of options may be accelerated upon a change in control of the Company. No stock appreciation rights have been granted under the Company's 1990 Stock Option Plan or the Company's 1994 Long-Term Incentive Plan.

(2) Except with respect to the first column, the amounts shown are not the values of the options on the date they were granted. Instead, these are hypothetical future values based on the difference between the option exercise price and an assumed future Common Stock price at the end of the 11 year term of the options using hypothetical rates of growth at 0%, 5% and 10%, respectively. There can be no assurance that the growth rates specified in this table will be achieved.

(3) Represents the increase in market value of Common Stock for all shareholders at assumed rates of stock appreciation over the eleven-year period.

    The following table provides further information with respect to the shares acquired on exercise of stock options in the last fiscal year and the number and value of unexercised options at fiscal year-end.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

NAME
------------------------------
                                                                        NUMBER OF
                                                                  SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                                       UNEXERCISED               IN-THE-MONEY
                                SHARES ACQUIRED      VALUE         OPTIONS (IN SHARES)              OPTIONS
                                  ON EXERCISE     REALIZED (1)        AT FY-END (2)              AT FY-END (3)
                                ---------------   -----------   -------------------------  -------------------------
                                                                EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
                                                                -------------------------  -------------------------
William P. Rutledge...........       2,500        $   8,125         285,000 / 312,500       $1,700,625 / $2,490,625
Hudson B. Drake...............         700            6,300         133,050 / 96,250           764,775 / 777,500
Douglas J. Grant..............      --               --             95,000 / 115,000           559,375 / 794,375
Donald B. Rice................      95,000          527,187         67,500 / 287,500          362,812 / 2,271,875
Gary L. Riley.................      --               --             108,750 / 96,250           621,250 / 777,500

------------------------

(1) Deemed gain calculated by determining the difference between the fair market value of the Common Stock underlying the option on the date of the exercise and the exercise price. None of the officers has sold any of the shares of Common Stock issued pursuant to such exercises.

(2) Options have been granted under the Company's 1990 Stock Option Plan and 1994 Long-Term Incentive Plans. No stock appreciation rights have been granted under either plan and no stock options have been granted with respect to these individuals since the end of the last fiscal year. Vesting of options may be accelerated by a change in control of the Company.

(3) Calculated by determining the difference between the fair market value of the Common Stock underlying the options on December 29, 1995 ($25.625, the closing price on the New York Stock Exchange-Composite Transactions) and the exercise price of the options on that date.

DEFINED BENEFIT PLANS

    The following table presents the estimated annual retirement benefits payable on a straight-life annuity basis, assuming retirement at age 65 or older in 1996, to participating employees, including executive officers, under Teledyne's Retirement Plan for Salaried Employees ("Plan") and the Pension Equalization Plan.

                               PENSION PLAN TABLE

                              YEARS OF CREDITED SERVICE
                  --------------------------------------------------
REMUNERATION (1)      15           20           25         30 (2)
----------------  -----------  -----------  -----------  -----------
 $  125,000       $    28,249  $    37,665  $    47,081  $    56,498
    150,000            34,436       45,915       57,394       68,873
    175,000            40,624       54,165       67,706       81,248
    200,000            46,811       62,415       78,019       93,623
    225,000            52,999       70,665       88,331      105,998
    250,000            59,186       78,915       98,664      118,373
    300,000            71,561       95,415      119,269      143,123
    400,000            96,311      128,415      160,519      192,623
    450,000           108,686      144,915      181,144      217,373
    500,000           121,061      161,415      201,769      242,123
    600,000           145,811      194,415      243,019      291,623
    700,000           170,561      227,415      284,269      341,123
    800,000           195,311      260,415      325,519      390,623

------------------------
(1) The benefits shown are calculated as if remuneration is the annual average Plan compensation under the terms of the Plan. For periods through December 31, 1994, Plan compensation was limited to an individual's basic salary. Effective January 1, 1995, plan compensation includes basic salary and incentive compensation received on and after January 1, 1995. Basic Salary for the past three years for the named executive officers is shown under the heading "Salary" and incentive compensation is shown under the heading
    "Bonus" in the Summary Compensation Table at page   , above.

(2) Maximum benefits payable under the Plan are reached after 30 years of credited service.

    The Plan is a defined benefit retirement plan qualified under the Internal Revenue Code of 1986, as amended ("Code"), and covers employees, except nonsupervisory production or maintenance employees, with at least one year of service to the Company or those of its divisions or subsidiaries that have adopted the Plan. Benefits under the Plan depend upon an individual's average compensation (as described above) over the 60 highest consecutive months during the 120 months preceding termination of employment and the number of years such individual has participated in the Plan. Participants vest in their accrued benefits under the Plan after five years of service to the Company or its divisions or subsidiaries. Benefits payable under the Plan are not subject to any deduction for Social Security or other offset amounts.

    Section 415 of the Code imposes limitations on the amount of benefits payable under tax-qualified plans. Accordingly, the maximum annual benefit provided by the Plan for 1996 is $120,000. In addition, the Code imposes an annual limit upon the amount of compensation which may be included in the calculation of a benefit from a tax-qualified plan; in 1996, the maximum includable compensation is $150,000. This amount is adjusted periodically for increases in the cost of living. The Company has adopted a Pension Equalization Plan to restore retirement benefits, which would be payable under the Plan but for the limits imposed by the Code, to the level set forth in the preceding table, calculated pursuant to the Plan formula.

    The number of years of credited service and the average basic salary covered by the Plan and the Pension Equalization Plan as of December 31, 1995, for each named executive officer is: Hudson B. Drake, 22.2 years and $435,880; Douglas J. Grant 17.1 years and $222,629; Donald B. Rice, 1.8 years and $662,396; Gary L. Riley, 8.9 years and $286,023; and William P. Rutledge, 8.9 years and $692,956.

SEVERANCE ARRANGEMENTS

    In 1995, the Company entered into individual severance agreements (as amended, the "Agreements") with each of the Company's executive officers. Among other things, the Agreements were intended to encourage the Company's executive officers to remain with the Company during a period of uncertainty with respect to the Company's ownership and governance. On February 29, 1996, the Board of Directors approved amendments to the Agreements extending their terms for one year.

    The Agreements provide various severance benefits to such executive officers in the event their employment is terminated involuntarily (other than for cause, disability or death) or voluntarily, in either case within one year of the occurrence of a Change of Control (defined below). In general, a Change of Control will occur if (i) on or prior to July 31, 1997, any person acquires a majority of the voting power of the Company's stock, (ii) the individuals who comprised the Company's Board of Directors on March 5, 1995 cease to comprise a majority of the Board at or before the conclusion of the 1996 Annual Meeting of Shareholders, or (iii) on or prior to July 31, 1997, a merger, consolidation, reorganization or sale of all or substantially all of the Company's assets occurs and the Company's shareholders do not own, in substantially the same proportion as before such transaction, at least 70% of the voting securities of the entity resulting from such merger, consolidation or reorganization or which acquires such assets.

    The Agreements provide for the following severance benefits to each executive officer: (i) a lump sum payment based on a multiple of his or her annualized compensation, including performance bonuses, (ii) continuation for up to two years of the life and health insurance benefits that were being provided by the Company to such officer and his or her family immediately prior to termination, (iii) personal financial and estate planning services, and (iv) outplacement services for up to 52 weeks at the Company's expense (up to a maximum of $15,000). Each of the Agreements contains identical terms and conditions, except that the severance compensation multiple for Mr. Rutledge and Dr. Rice is 2.5 and the multiple for the other executive officers is 2.25. All severance benefits payable under the Agreements would be reduced to the extent necessary to prevent any executive officer from being subject to the excise tax provisions of Section 4999 of the Code applicable to any "excess parachute payment" (as defined in Section 280G of the Code) and to preserve the ability of the Company to deduct the severance benefits paid; PROVIDED, that the severance benefits payable to an executive officer may not exceed the highest amount payable to the Company's Chairman and Chief Executive Officer. The Agreements are not employment contracts.

    Severance arrangements also are in effect for certain other employees of the Company and its subsidiaries, conditional on a change of control with respect to the Company and involuntary termination or voluntary termination upon significant negative changes in the terms of employment for such employees. In total, approximately 235 employees are covered by such arrangements. If all such employees and all of the executive officers subject to the Agreements were terminated upon a change of control, at current salary and target bonus levels, the maximum aggregate value of benefits to be received by all such individuals as a group would be approximately $28 million.

    COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE CUMULATIVE SHAREHOLDER RETURN GRAPH ON PAGE SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    This report on executive compensation is furnished by the Compensation and Stock Option Committee of the Board of Directors ("Committee") with respect to the compensation of the Company's executive officers for fiscal year 1995. The Committee administers the Company's policies with respect to the compensation of the Company's executive officers. The Committee includes among its duties reviewing and evaluating compensation levels of the executive officers and assessing the performance of these officers.

COMPENSATION POLICY

    It is the policy of the Company to align the interests of its executive officers with the long-term interests of its shareholders to the extent possible through its compensation plans. In furtherance of these purposes, the Company compensates its executive officers in a manner which simultaneously encourages and rewards annual and long-term corporate and individual performance and allows the Company to attract and retain qualified executive officers. It is also the Company's policy to provide executive officers with long-term performance incentives and to encourage share ownership through the grant of stock option awards.

COMPENSATION PACKAGE

    For 1995, the compensation package of the Company's executive officers consisted principally of base annual salary and performance-based bonuses. In addition, the executive officers were eligible to participate in certain of the Company's employee benefit plans.

COMPENSATION LEVELS

    In addition to the specific factors described below, in setting 1995 compensation levels the Committee considered how the total annual compensation levels of the Company's executive officers (including the value and amount of options held by such officers) compared to the compensation levels of executive officers at other publicly-traded companies. Specifically, the Committee Chairman made recommendations to the Committee based on a review of compensation levels of executive officers from a variety of sources, including various 1994 Proxy Statements, publications such as The Conference Board Report on Top Executive Compensation, and compensation surveys reported in business journals such as FORBES and FORTUNE. The review was not limited to compensation levels at other diversified technology companies included in the S & P Conglomerates Index (see page of this Proxy Statement for a list of the companies included in this index), but also included compensation levels at such other companies as FMC Corporation, Sunstrand Corporation, Gencorp Inc., E-Systems, Inc., Parker-Hannifan Corp., Avery Dennison Corp., Ingersoll-Rand Co. and Loral Corp. This review was shared and discussed with the full Committee. The Committee believes that, in the aggregate, the salary and bonus of the Company's executive officers do not exceed what the Committee believes to be the median salary and bonus levels of comparable executives of such other companies.

BASE SALARY

    In setting the executive officers' base salaries for 1995, the Committee considered market comparability factors and the performance of the executive officers' respective business units, as well as the executive officers' individual performance, during the several preceding fiscal years. As in prior years, the Committee considered such performance measures as Company-wide sales, net profits, cash flow and return on investment during the preceding years, as well as such personal measures as additional effort and years of service. The Committee did not assign specific weights to any of the factors it considered in setting base salaries.

1995 BONUS

    Bonuses for 1995 service by the executive officers were based principally on the economic value added ("EVA") of the executive officers' respective business units: that is, the net operating profit after tax for the applicable business unit reduced by a charge for the cost of capital employed in that unit. For these purposes, the assumed cost of capital was 10.5%. If an executive officer achieved his or her EVA target for the year, he or she received his or her targeted bonus level. Bonuses increased or decreased proportionately in relation to the success (or failure) of the executive officer in achieving his or her EVA target.

    For purposes of EVA, the total Company was the business unit of each executive officer other than the Segment Presidents. The EVA-based portion of the bonuses for Messrs. Drake and Riley were based 50% on the Company's EVA and 50% on the EVA for the respective groups of companies for which each was responsible ("Segments"). In determining target levels for 1995 EVA, the Committee primarily considered the Company's and the applicable Segment's projected 1995 EVA and the 1995 business plans prepared by the operating companies, and reviewed by the Segment Presidents and other executive officers, as well as the Company's final EVA for 1994. The Company's final EVA results for 1995 are discussed below under the heading "MR. RUTLEDGE'S 1995 COMPENSATION."

    For Mr. Rutledge and Dr. Rice, the Committee set target levels for the EVA-based portion of their bonus at 60% of base salary, in keeping with the comparability reviews described above. The actual bonus was ratioed up or down depending on actual Company performance compared to the target set by the Committee. For the other executive officers, the target for their EVA-based portion was set at 40% of salary, to be similarly adjusted for actual performance.

    In addition to the amounts awarded with respect to EVA targets, the Committee provided for bonuses for success in achieving 1995 personal goals. These goals were established at the beginning of 1995, after review by the officer's immediate superior and the Committee. Generally, these goals relate to achieving specific objectives, such as achieving levels of profits or net cash flow, or the efficient running of the executive officer's department, as well as to matters such as employee training, recruitment and ethics education. These bonuses were calculated as fractions of base salary with a target level of 10% and actual levels (between 0 and 15%) approved by the Committee based on achievement by the executive officers of specific personal goals. The assigned actual percentages were subject to the same proportional adjustments applicable to the executive officers' EVA-based payments. On average, the bonuses relating to personal goals made up approximately 20% of the total bonuses awarded for 1995.

STOCK OPTIONS

    In order to provide additional incentives for individual and Company performance and to foster stock ownership by the Company's executive officers, from time to time the Committee makes awards under the Company's 1994 Long-Term Incentive plan ("LTIP") and/or 1990 Stock Option Plan. Under the LTIP and the 1990 Stock Option Plan, the Company may grant incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified options. The Committee may, at its discretion, couple stock options with stock appreciation rights. In addition, the Committee may issue restricted shares. By the terms of the LTIP and the 1990 Stock Option Plan, incentive stock options cannot be granted at an exercise price less than the fair market value of a share at the date of grant. Nonqualified options may be granted at any price determined by the Committee.

    In determining the amount of stock options to be granted to executive officers in 1995, the Committee made a subjective determination based, among other things, on the executive officer's shareholdings and option holdings in the Company, overall compensation levels (including options) compared to certain other public companies and the factors described under "BASE SALARY" and "COMPENSATION LEVELS," above. The Committee did not assign specific weights to any of the factors it considered in awarding stock options in 1995, nor has the Committee set specific long-term target levels of share ownership for the executive officers. Based on its subjective analysis, the Committee awarded a relatively small number of stock options to the executive officers in 1995.

MR. RUTLEDGE'S 1995 COMPENSATION.

    Mr. Rutledge's base salary for 1995 was $710,000. That salary was set considering all of the factors set forth above under "COMPENSATION LEVELS" and "BASE SALARY." Mr. Rutledge's bonus for 1995 service was based primarily on the EVA bonus program described under "1995 BONUS" above. For 1995, the Company's EVA target was an adjusted net operating profit level after tax of approximately $8 million in excess of the cost of capital used by the Company, assuming a cost of capital equal to 10.5%. If that target was reached, Mr. Rutledge's EVA-based bonus would have been 60% of his 1995 base salary. That bonus was subject to a proportionate increase for EVA in excess of $8 million and a proportionate decrease for EVA below $8 million. If the actual EVA achieved had been approximately $41 million below the target (i.e., minus $33 million), the bonus earned would have been zero. Likewise, if actual EVA had exceeded the target by approximately $41 million, the bonus earned would have been double the target level. Because the Company achieved actual EVA of approximately $33 million, $25 million in excess of the target, Mr. Rutledge earned a bonus level equal to 1.6 times 73.6% of his base salary (13.6% of which was attributable to Mr. Rutledge achieving his 1995 personal goals). However, the Committee will require Mr. Rutledge to "bank" a portion of that bonus: that is, a portion of that bonus will be carried over to 1996 and 1997 and put at risk against any 1996 or 1997 "negative bonus" or added to any 1996 or 1997 "positive bonus." Consequently, Mr. Rutledge was paid $715,385 as bonus and approximately $124,369 was banked toward 1996 and 1997 service.

COMPENSATION CONSULTANTS

    For 1996, the Committee has retained the services of Compensation Resource Group, Inc. ("CRG"), a nationally recognized executive compensation and benefits consulting firm. CRG will assist the Committee in analyzing the Company's current executive compensation program in light of executive compensation packages offered at comparable companies as well as the Company's long-term strategic goals.

SENIOR EXECUTIVE PERFORMANCE PLAN; DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Changes in the federal tax law include new limitations on the deductibility of compensation in excess of $1 million payable to the Chief Executive Officer and certain executive officers of the Company. The Senior Executive Performance Plan described at pages through of this Proxy Statement, if approved by the Company's shareholders, is intended to preserve the deductibility of compensation paid to the Company's executive officers. Under that plan, executive bonuses will be awarded from a pool which is funded from a percentage of the Company's EVA for a given year. It is the Committee's intention for 1996 to make individual awards from that bonus pool, if any, based principally on the EVA factors described under "1995 BONUS" above.

             MEMBERS OF THE COMPENSATION AND STOCK OPTION COMMITTEE

                            Diane C. Creel, Chairperson
                                Frank V. Cahouet
                               George A. Roberts
                                 Fayez Sarofim
                               Henry E. Singleton

                    COMPENSATION AND STOCK OPTION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

    During 1995, Frank V. Cahouet, Diane C. Creel, George A. Roberts, Fayez Sarofim, and Henry E. Singleton served on the Committee. George Kozmetsky also served on the Committee until April 1995. Henry E. Singleton, a founder of the Company, served as Chief Executive Officer of the Company from 1960 to 1986 and as Chairman of the Board of the Company from 1960 to 1991, and George Kozmetsky, who co-founded the Company, served as Executive Vice President and Secretary of the Company from 1960 to 1966. George A. Roberts was President of the Company from 1966 to 1990 and Chief Executive Officer from April 1986 to January 1991 and was Chairman of the Board from January 1991 until March 1993. All of these former executive officers are significant shareholders of the Company (see table
at page   above).

ARGONAUT GROUP, INC.

    Three of the Company's directors, George A. Roberts, Fayez Sarofim and Henry
E. Singleton, also are directors of Argonaut Group, Inc. ("Argonaut Group"), a former subsidiary of the Company. In addition, as of January 31, 1996, directors and executive officers of the Company beneficially owned in the aggregate more than 20% of the outstanding stock of Argonaut Group.

    The Company provides Argonaut Group with certain investment trade execution services. During 1995, Argonaut Group paid the Company approximately $100,000 for these services. During 1995, the Company paid Argonaut Insurance Company
("Argonaut Insurance"), a subsidiary of Argonaut Group, paid the Company approximately $125,000 pursuant to certain retrospective rating provisions of insurance policies previously written by Argonaut Group for the Company. Future payments to or from Argonaut Insurance may be required under the retrospective rating provisions and reinsurance provisions of such policies. In 1995, the Company also paid approximately $1.3 million to AGI Properties, Inc. ("AGI"), a non-insurance subsidiary of Argonaut Insurance, pursuant to a real property lease in Los Angeles, California, which expires in October 1996. The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

UNITRIN, INC.

    Three of the Company's directors, George A. Roberts, Fayez Sarofim and Henry
E. Singleton, are also directors of Unitrin, Inc. ("Unitrin"), a former subsidiary of the Company. In addition, as of January 31, 1996, directors and executive officers of the Company beneficially owned in the aggregate over 25% of the outstanding stock of Unitrin.

    The Company provides Unitrin with certain investment trade execution and other professional services, as well as the use of Company aircraft. During 1995, Unitrin paid the Company approximately $600,000 for these services. Unitrin provided data processing services to the Company for which the Company paid approximately $1 million in 1995. In addition, during 1995, Unitrin earned premiums of approximately $6 million for group life insurance coverages on Company employees and their dependents. In prior years, pursuant to certain contractual arrangements with the Company, Unitrin insured the Company and its subsidiaries for certain coverages, including workers' compensation, general liability and automobile liability. These insurance arrangements contained retrospective rating and reinsurance provisions which reduce Unitrin's financial exposure by giving it recourse against the Company and its subsidiaries. The Company paid approximately $180,000 in 1995, pursuant to retrospective rating provisions of previously written policies. The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties. In addition, the Company and Unitrin have certain mutual indemnities with respect to certain tax matters and the operation of the Company prior to the 1990 distribution of Unitrin stock to the Company's shareholders.

MELLON BANK, N.A.

    Frank V. Cahouet, a director of the Company, serves as Chairman, Chief Executive Officer and President of Mellon Bank, N.A. During 1995, the Company paid approximately $355,000 to Mellon

Bank, N.A. for banking services and anticipates using such banking services in the future. The Company believes that these transactions have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

EARTH TECH

    Diane C. Creel, a director of the Company serves as Chief Executive Officer of Earth Tech. During 1995, the Company paid approximately $475,000 to Earth Tech and its affiliates for environmental consulting services and anticipates using such services in the future. The Company believes that these transactions have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

CERTAIN LOAN GUARANTEE

    The Company has guaranteed repayment to an unaffiliated banking institution of $464,000 of Mr. Rutledge's loan obligations with respect to his residence in Los Angeles, California. As of February 29, 1996, Mr. Rutledge was current in his obligations.

CUMULATIVE SHAREHOLDER RETURN

    Set forth below is a line graph comparing, on an annual basis, the percentage change in the cumulative total shareholder return on the Company's Common Stock against the total return on the S&P Composite 500 Stock Index and the total return on the S&P Conglomerates Index from December 31, 1990 through December 31, 1995. This graph assumes that the value of the investment in the Company's Common Stock and in each index was $100 on December 31, 1990 and that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           TELEDYNE, INC., S&P 500 INDEX AND S&P CONGLOMERATES INDEX*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             TELEDYNE,
               INC.        S&P 500    S&P CONGLOMERATES
12/31/90        100.0000   100.0000             100.0000
12/31/91        138.4793   130.4670             108.5320
12/31/92        149.3798   140.4140             133.6850
12/31/93        197.6176   154.5880             177.1720
12/31/94        152.9636   156.5910             168.1190
12/31/95        203.0195   215.4380             218.3360

  * The S&P Conglomerates Index includes Teledyne, Inc., Tenneco Inc. and Textron Inc. Until 1994, Litton Industries, Inc. also was included in this index and, until 1995, ITT Corporation was included in this index.

                                   PROPOSAL 2
                      APPROVAL OF THE 1996 TELEDYNE, INC.
                       SENIOR EXECUTIVE PERFORMANCE PLAN

    In February 1996, the Board of Directors adopted the Teledyne, Inc. Senior Executive Performance Plan ("SEP Plan" or "Plan") subject to shareholder approval. A copy of the SEP Plan is attached hereto as Exhibit A. The following summary does not purport to be fully descriptive and reference is made to Exhibit A for more detailed information.

GENERAL

    The purpose of the SEP Plan is to provide incentives and rewards to key senior executives who create economic value and to ensure that income paid pursuant to the SEP Plan is deductible by the Company for federal income tax purposes. The SEP Plan is not a guarantee of any bonus or continued employment to any participant.

ADMINISTRATION

    The SEP Plan will be administered by the Compensation and Stock Option Committee, or a subcommittee thereof ("Committee") that satisfies the requirements of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended. Each Committee member serves in such capacity until such time as he or she ceases to meet the requirements of Section 162(m) and Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), or until the Board of Directors decides to replace such member. The Committee will have full authority to administer the SEP Plan, including authority to interpret and construe any relevant provision of the SEP Plan and to adopt any rules and regulations it may deem necessary. Decisions of the Committee are final and binding on all persons who have an interest in the SEP Plan.

ELIGIBILITY

    The executive officers eligible to participate in the SEP Plan for any fiscal year are the Chief Executive Officer and each other executive officer of the Company within the meaning of Section 3b-7 of the Securities Exchange Act of 1934, as amended, or other executive officers that are deemed "covered" employees under Section 162(m). Participants are approved for each fiscal SEP Plan year by the Committee. The Committee has sole discretion to reduce or withhold a participant's award for the year in which such participant's employment is terminated (voluntarily or involuntarily).

BONUS POOL

    Bonuses under the SEP Plan are awarded out of a pool based on the Company's economic value added ("EVA") for the year ("SEP Pool"). For these purposes, EVA means the amount, if any, by which the Company's net operating profit after tax exceeds a reference cost of capital of no less than 7% ("Measurement Factors"). No later than ninety days after the commencement of a Plan year ("Establishment Date"), the Committee must determine the percentage of EVA that will fund the pool, not to exceed 5% of EVA, and must determine the reference cost of capital, not less than 7%, to be used in calculating EVA. The Committee must determine the constituent parts of net operating profit after tax for a given year by the Establishment Date. Generally, it is the intention of the Committee to adjust net income to reflect net operating profits after taxes, but before non-cash bookkeeping entries. Adjustments may include material unusual or infrequent items like restructuring charges, sales of businesses or investments, litigation and other losses. In any event, net operating profit after tax for a given year will not exceed the Company's reported net income excluding reported financing costs such as interest expense, unusual losses and the negative effect of accounting changes. Similarly, the Committee must establish the constituent parts of capital by the Establishment Date. Although the Committee intends to adjust capital to reflect the cash invested in the Company over time, in no event will capital be lower than the Company's reported shareholders' equity attributable to the Company's common and preferred stock plus long-term debt, determined in accordance with generally accepted accounting principles.

BONUS AWARDS

    No later than the Establishment Date, the Committee must determine the share of the SEP Pool to be available to each participant for that year. No participant's share of the SEP Pool may exceed thirty percent.

NEW PLAN BENEFITS

    The Plan is intended to supersede the EVA-based bonus system for executive officers described in the COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION at pages
through       ,  above. For  1996, the  bonus  pool for  participating executive officers will be funded by no more than 5% of the Company's 1996 SEP EVA. If such level had been in effect for 1995, when the Company's maximum SEP EVA was $65,394,000 (making certain assumptions as to the constituent parts of capital and net operating profit after tax), the bonus pool would have been funded with $3,269,700, leaving approximately $62,124,300 outside the bonus pool. No participating executive officer could have received more than 30% of such pool, and, in any event, the Committee would have had discretion to decrease, but not to increase, the amount to be awarded to any participant. As set forth in the Summary Compensation Table and the footnotes thereto at pages through , the Company's five most highly-paid executive officers were paid aggregate bonuses of approximately $2,000,000 for 1995 service. Because the amount of 1996 SEP EVA is unknowable at this time and because the amount payable to any participating executive officer under the Plan is subject to Committee determination both as to the share of the pool initially allocated and as to whether the amount resulting from such share will actually be paid, neither the amount that will be paid in the future to any eligible executive officer, nor the amount that would have been paid last year had the SEP Plan been in effect, is presently determinable.

SECTION 162(M)

    Section 162(m) provides that a publicly traded company may not deduct compensation in excess of $1 million per year paid to each of such company's chief executive officer and four other most highly compensated executive officers. However, Section 162(m) does not include in the calculation of the $1 million any income produced under a performance-based plan within the meaning of
Section 162(m). The SEP Plan is intended to meet the criteria of that section and, therefore, is intended to preserve the deductibility of income received by the covered executive officers in excess of $1 million per year.

DURATION, AMENDMENT AND TERMINATION

    The Company may, at any time, amend, discontinue or terminate the Plan in whole or in part, provided that (i) amounts which have been credited to a deferred bonus account must be paid out in accordance with the applicable deferral election or, if the Committee so determines upon termination of the Plan, distributed to such participant as soon as practicable after termination of the Plan, and (ii) absent any required shareholder approval, amendments cannot be made which alter the Measurement Factors or increase the maximum amounts payable hereunder. In no event will any award be made under the SEP Plan for any year after fiscal year 2000. The SEP Plan, awards under the SEP Plan, and any amendment to the SEP Plan which would change the class of executives who are eligible to receive awards under the SEP Plan or the permissible amount of such awards will be subject to approval of the Company's shareholders in such manner and with such frequency as required under Section 162(m).

           VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

    The affirmative vote of a majority of the shares of Common Stock that are present or represented at the meeting and entitled to vote is required for approval of the proposed SEP Plan. FOR ALL OF THE FOREGOING REASONS, THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE 1996 TELEDYNE, INC. SENIOR EXECUTIVE PERFORMANCE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2. EACH PROXY WILL BE VOTED FOR THIS PROPOSAL UNLESS A SHAREHOLDER HAS SPECIFIED OTHERWISE ON THE PROXY.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP has been selected as the Company's independent public accountants for the year 1996. It is expected that a representative of Arthur Andersen LLP will be present at the meeting. Such representative may make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

    The management of the Company knows of no other matters that may come before the meeting. However, if any matters other than Proposals 1 and 2 should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

                       SHAREHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF SHAREHOLDERS

    Under the Company's By-laws, shareholders who wish to present proposals for action, or to nominate directors, at the next annual meeting of shareholders of the Company (that is, the next annual meeting following the annual meeting that is scheduled to be held on April 24, 1996) must give written notice thereof to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement no less than 60 days nor more than 90 days prior to April 24, 1997, unless the 1996 annual meeting is advanced by more than 30 days or delayed by more than 60 days from April 24, 1997, in which case notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of 60 days prior to such annual meeting or the tenth day following the first public announcement of the date of such meeting. Such written notice must contain the information required by Section 14(b) of Article II of the Company's By-laws. In addition, in order to be eligible for inclusion in the Company's Proxy Statement and Proxy Card for the next annual meeting pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8"), shareholder proposals must be received by the Secretary of the Company no later than November , 1996.
Shareholder nominations of directors are not shareholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company's Proxy Statement.

                                   FORM 10-K

    SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 UPON WRITTEN REQUEST TO JUDITH R. NELSON, SECRETARY, TELEDYNE, INC., 2049 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA 90067-3101.

                                          By Order of the Board of Directors
                                          Judith R. Nelson
                                          Secretary

March  , 1996

                                   EXHIBIT A
                                 TELEDYNE, INC.
                       SENIOR EXECUTIVE PERFORMANCE PLAN

    This Senior Executive Performance Plan ("Plan" or "SEP Plan") is established by Teledyne, Inc. ("Company") effective beginning on or after January 1, 1996 for any fiscal year beginning on or after January 1, 1996 with respect to those executives who are selected for participation in the Plan for such year.

1.  PURPOSE

    The purposes of the Plan are to:

    (A)  Promote the interests of the Company.

    (B) Provide incentives and rewards to key senior executives, as a group and individually, who are largely responsible for the management, growth and profitability of the Company.

    (C) Qualify compensation under the Plan as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or successor provision, and regulations promulgated thereunder ("Section 162(m)").

2.  ADMINISTRATION

    The Plan will be administered by a committee satisfying the outside director requirements of Section 162(m) (including the transition rules) and, if applicable, the "Disinterested Administration" requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), which committee shall be the Compensation and Stock Option Committee, or a subcommittee thereof ("Committee"). Each Committee member serves in such capacity until the earlier of such time as he or she ceases to meet the applicable director administration requirements of Section 162(m) (including the transition rules) and Rule 16b-3 or until the Board of Directors decides to replace such member. The Committee will have full authority to administer the Plan, including authority to interpret and construe any relevant provision of the Plan and to adopt such rules and regulations as it may deem necessary. The Plan is intended to comply with the provisions of Section 162(m). The Committee may adopt rules and regulations consistent with such intention. Decisions of the Committee are final and binding on all persons who have an interest in the Plan.

3.  ELIGIBILITY AND PARTICIPATION

    (A) ELIGIBLE OFFICERS. The executive officers eligible to participate in the Plan for any fiscal year shall be the Chief Executive Officer and each other executive officer of the Company within the meaning of Section 3b-7 of the Securities Exchange Act of 1934, as amended, or such other executive officers that are deemed, from time-to-time, to be "covered" employees under Section 162(m).

    (B) PARTICIPATION. Eligible executives shall only participate in the Plan for a fiscal year if approved for participation by the Committee and will not be eligible for an award for any year unless explicitly approved for such year. Participants may, at the discretion of the Committee, be approved for participation for part of a fiscal year.

    (C) TERMINATION OF EMPLOYMENT. The Committee has the right, in its sole and absolute discretion, to withhold an award under the Plan for any fiscal year if a participant's employment is terminated (involuntarily or voluntarily) for any reason.

4.  SEP POOL; BONUSES

    (A) DETERMINATION OF SEP POOL. The total amount of bonuses available for payout ("SEP Pool") for any fiscal year (or other performance period) to the group of participating executive officers shall be a specified percentage, not to exceed 5%, of that portion, if any, of the Company's net operating profit after tax in excess of a reference cost of capital of no less than 7% for the performance period ("EVA"). The specified percentage of EVA, the reference cost of capital, the constituent parts of net operating profit after tax and capital and the formula for determining the cost of capital (collectively, "Measurement Factors") shall be determined and specified in writing by the Committee no later than 90 days after the commencement of the applicable performance period; provided, however, the Measurement Factors must be established prior to the elapse of 25% of the applicable performance period (the "Establishment Date"). The Committee must determine affirmatively on or prior to the Establishment Date that achieving positive EVA for the performance period is "substantially uncertain" within the meaning of Section 162(m).

    (B) BONUSES. The Committee shall determine, in its sole discretion, no later than the Establishment Date, the share of the SEP Pool available to each participant. In no event shall any participant's share of the SEP Pool exceed 30%. Nor shall the sum of individual percentages of the SEP Pool available to participating executive officers exceed 100%. The Committee reserves the right to reduce or cancel any bonus payment from the applicable officer's percentage of the SEP Pool if, in its sole discretion, the Committee deems such action warranted based on the performance of the Company, the applicable participant or that participant's business unit; provided that any such reduction does not increase the bonus to any other participant.

    (C) FORM OF PAYMENT. Bonuses may be paid in any combination of cash or shares of Company Common Stock, as determined in the discretion of the Committee prior to the end of the performance period. Payments shall be made no later than 75 days after the conclusion of the performance period. Shares of Company Common Stock to be awarded in connection with such bonuses shall be issued under the terms of the Teledyne, Inc. 1994 Long-Term Incentive Plan ("LTI Plan"), so long as such issuance complies with the terms of that plan and such issuance is coordinated with the administrative committee of the LTI Plan. The number of shares to be granted in connection with such bonus to correspond with the cash value of the bonus shall be determined by reference to the closing price of Company Common Stock reported in THE WALL STREET JOURNAL for the business day on which the cash payment otherwise would be made.

    (D) CERTIFICATION. Before any bonus is paid to an executive officer under the Plan, the Committee shall certify in writing that the performance goals have been met which permit the payment of such bonus.

5.  DEFERRAL ELECTION

    Each participant in the Plan may elect to defer part or all of the cash bonus awarded to him or her under the Plan in accordance with, and subject to, the terms of the Teledyne, Inc. Executive Deferred Compensation Plan.

6.  AMENDMENT, TERMINATION

    The Company hereby reserves the right, exercisable by the Committee, to amend the Plan at any time and in any respect or to discontinue and terminate the Plan in whole or in part at any time, subject to Section 7. Any amendment or termination of the Plan may be effective with respect to any amount which has not yet been paid out, except that (i) amounts which have been credited to a deferred bonus account shall be paid out in accordance with the applicable deferral election or, if the Committee so determines upon termination of the Plan, distributed to such participant as soon as practicable after termination of the Plan, and (ii) absent any required shareholder approval, amendments cannot be made which alter the Measurement Factors or increase the maximum amounts payable hereunder.

    No provision of the Plan shall be deemed to constitute a commitment of the Company to pay, or to confer any contractual or other rights upon a participant to receive a bonus award for any one or more fiscal years or to confer upon any participant any right to continue in the employ of the Company or to constitute any contract or agreement of employment or to interfere in any way with the right of the Company to terminate a participant's employment at any time, with or without cause, but nothing contained herein shall affect any contractual right of a participant pursuant to a written employment agreement.

7.  AWARDS AND SHAREHOLDER APPROVAL

    Neither the Plan, nor any award made hereunder, shall be effective unless the Plan is approved by the Company Shareholders. In no event shall any award be made under the Plan for any year after calendar year 2000. The Plan, awards under the Plan, and any amendment to the Plan which would change the class of executives who are eligible to receive awards under the Plan or the permissible amount of such awards shall be subject to approval of the Company's shareholders in such manner and with such frequency as shall be required under Section 162(m).

                                   APPENDIX A
             CERTAIN INFORMATION CONCERNING THE COMPANY'S DIRECTORS

    This Appendix A sets forth certain additional information regarding the Company's nominees and directors (other than Mr. LaBow), each of whom is deemed to be a participant in the solicitation of proxies hereunder.

          TRANSACTIONS IN COMPANY SECURITIES WITHIN THE PAST TWO YEARS

    Listed below are the only purchases and sales of Company securities within the past two years by the Company's directors and certain information concerning such transactions.

    A.  Purchases and Sales of Common Stock

                           NUMBER OF SHARES    DATE OF
          NAME             PURCHASED (SOLD)   TRANSACTION
-------------------------  ----------------   ----------
Frank V. Cahouet                  100         1/27/95
Diane C. Creel                    100         2/16/95
William G. Ouchi                  500         2/23/96
Donald B. Rice                  5,000         4/28/94
                                1,500(1)       5/9/94
                               20,000(2)      1/25/95
                               10,000(2)      2/15/95
                               15,000(2)       5/5/95
                               50,000(2)(3)   8/30/95
William P. Rutledge             5,000         4/28/94
                                2,500(2)      1/25/95

    B. Purchases and Sales of the Company's 10% Subordinated Debentures due 2004, Series C

                            PRINCIPAL AMOUNT        DATE OF
           NAME             PURCHASED (SOLD)      TRANSACTION
--------------------------  -----------------  ------------------
George A. Roberts(4)          $    (367,000)          1/27/95
                                    (46,000)          1/30/95
                                     (4,000)           2/1/95
                                   (165,000)           2/3/95

------------------------
(1) Shares disposed of by gift immediately after purchase.

(2) Shares purchased through the exercise of stock options.

(3) The acquisition of these shares was financed through a line of credit with a banking institution. Dr. Rice has an outstanding balance on the financing for such acquisition of approximately $485,000.

(4) Includes debentures purchased or sold by Dr. Roberts individually or jointly with his spouse.

                         BENEFICIAL OWNERSHIP OF OTHER
                 COMPANY SECURITIES BY THE COMPANY'S DIRECTORS

    As of February 29, 1996, Dr. Roberts may be deemed to be the beneficial owner of $852,000 principal amount of the Company's 10% Subordinated Debentures due 2004, Series C ("Series C Debentures") $39,000 of which is held in the name of Dr. Roberts' spouse and $314,000 of which is held by Dr. Roberts jointly with his spouse.

    As of February 29, 1996, Dr. Singleton was the beneficial owner of $28,000 principal amount of the Company's 10% Subordinated Debentures due 2004, Series A ("Series A Debentures").

                   BENEFICIAL OWNERSHIP OF COMPANY SECURITIES
                    BY ASSOCIATES OF THE COMPANY'S DIRECTORS

    As of February 29, 1996, Mellon Bank Corporation, a bank holding company of which Mr. Cahouet is Chairman and Chief Executive Officer, or its subsidiaries (collectively, "Mellon Entities"), may be deemed to be beneficial owners of 707,000 shares of Common Stock, including shares which were held by Mellon Entities for their respective accounts and by trusts and other accounts over which either the Mellon Entities exercise investment discretion. In addition, Mellon Entities may from time to time beneficially own debt securities and shares of Series E Preferred of the Company for their own account and the account of trusts on behalf of which they exercise investment discretion. Because of the considerable number of these accounts, and the total assets held in such accounts, it is not practical to determine the amount of debt securities so owned.

    As of February 27, 1996, Fayez Sarofim & Co., of which Fayez Sarofim is the Chairman of the Board and President, or its affiliates, owned the following Company debt securities in certain investment advisory accounts for numerous clients over which it may exercise investment discretion: Series C Debentures, principal amount $1,478,264; Series A Debentures, principal amount $604,700; 7% Subordinated Debentures due 1999, principal amount $247,500.

                           CERTAIN OTHER INFORMATION

    Except as disclosed in this Appendix A or elsewhere in this Proxy Statement, to the knowledge of the Company none of the Company's directors: (i) owns of record any securities of the Company that are not also beneficially owned by them; (ii) is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to the securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting; or (iv) beneficially owns any securities of any parent or subsidiary of the Company. Except as disclosed in this Appendix A or elsewhere in this Proxy Statement, to the knowledge of the Company none of the Company's directors nor any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 1995 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

[LOGO]  TELEDYNE, INC.                            ANNUAL MEETING OF SHAREHOLDERS

                                               THIS PROXY IS SOLICITED ON BEHALF
                                                       OF THE BOARD OF DIRECTORS


     The shareholder designated on the reverse of this card appoints William
P. Rutledge, Donald B. Rice and Henry E. Singleton, and each of them, the shareholder's attorney and proxy, each with full power of substitution, to vote upon the propositions set forth herein all shares of Teledyne, Inc. Common Stock held of record as of February 28, 1996, at the Annual Meeting of Shareholders of Teledyne, Inc. and at all adjournments thereof. Such Annual Meeting will be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067-4696, at 11:00 a.m. on April 24, 1996. (THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.)

     This Proxy, when properly executed, will be voted in the manner directed herein. With respect to the election of directors (Proposal 1), where no vote is specified, or where the box for all nominees is marked, the cumulative votes represented by a proxy will be cast at the discretion of the proxies named herein in order to elect as many nominees as believed possible under the then prevailing circumstances. If you withhold your vote for an individual nominee, all of your cumulative votes will be distributed among the remaining nominees at the discretion of the proxies. With respect to Proposal 2, where no vote is specified, this proxy will be voted for such proposal. The individuals named above are authorized to vote in their discretion on any other matters that properly come before the meeting.


                                 (Continued and to be signed on the other side.)

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.




                       FOR ALL nominees listed     WITHHOLD AUTHORITY         Frank V. Cahouet, Diane C. Creel, William G. Ouchi,
                       at right (except as marked  to vote for ALL nominees   Donald B. Rice, George A. Roberts, William P.
                       to the contrary at right).  listed at right.           Rutledge, Fayez Sarofim, Henry E. Singleton

Item 1    ELECTION OF    / /                         / /                             (INSTRUCTION: To withhold authority to vote
------    DIRECTORS                                                                  for any individual nominee, write that
                                                                                     nominee's name on the space below.)
                                                                                     ------------------------------------------
                                                     FOR   AGAINST   ABSTAIN
                                                     / /     / /       / /
Item 2    Approval of the adoption
------    of the 1996 Teledyne, Inc.                                          Item 3 The Proxies are authorized in their discretion
          Senior Executive Performance Plan                                   ------ to vote for the election of such substitute
                                                                                     nominee(s) for director(s) as such Proxies
                                                                                     shall select if any nominee(s) named above
                                                                                     become(s) unable to serve and upon such other
                                                                                     business as may properly come before the
                                                                                     meeting or any adjournments thereof.

                                                                                        Please DATE this proxy and SIGN EXACTLY AS
                                                                                        YOUR NAME(S) APPEAR(S) HEREON. When
                                                                                        signing as attorney, executor,
                                                                                        administrator, trustee, guardian or other
                                                                                        representative, give your full title as
                                                                                        such. If a corporation, sign the full
                                                                                        corporate name by an authorized officer,
                                                                                        stating his/her title. If a partnership,
                                                                                        sign in partnership name by an authorized
                                                                                        person.


                                                                                        Dated:                                , 1996
                                                                                              ---------------------------------
                                                                                        Signature:
                                                                                                  ----------------------------------
                                                                                        Signature if held jointly:
                                                                                                                  ------------------
                                                                                        Name of Corp. or Part.
                                                                                                              ----------------------
                                                                                        Authorized officer:
                                                                                                           -------------------------
                                                                                        Title or authority:
                                                                                                           -------------------------

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTPAID ENVELOPE PROVIDED.



                                       31